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                                                                      EXHIBIT 11

               SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS
                     COMPUTATION OF PER SHARE EARNINGS
            (Unaudited, in thousands, except per-share amounts)

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                                                        Three months ended
                                                  ------------------------------
                                                  April 30, 1994  April 30, 1993
                                                  --------------  --------------
PRIMARY:

  Net Income                                         $  9,649        $  9,340
  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                      194             178

  Interest earned, net of income tax expense on
    assumed investment of U.S. government
    securities or commercial paper                         31              17
                                                     --------        --------

  Adjusted net income                                $  9,874        $  9,535
                                                     --------        --------
                                                     --------        --------
  Weighted average shares outstanding                  46,216          44,942
  Dilutive stock options, based on the modified
    treasury stock method, using average fair value     2,953           2,526
                                                     --------        --------
  Total average shares outstanding                     49,169          47,468
                                                     --------        --------
                                                     --------        --------
  Per Share Amount                                   $    .20        $    .20
                                                     --------        --------
                                                     --------        --------
    FULLY DILUTED:

    Net Income                                       $  9,649        $  9,340
    Reduction of interest expense, net of
      income tax expense on assumed retirement
      of short-term and long-term debt                    194             178

    Interest earned, net of income tax expense on
      assumed investment of U.S. government
      securities or commercial paper                       25               5
                                                     --------        --------
    Adjusted net income                              $  9,868        $  9,523
                                                     --------        --------
                                                     --------        --------
    Weighted average shares outstanding                46,216          44,942
    Dilutive stock options, based on the modified
      treasury stock method, using quarter-end or
      exercise date established price if higher than
      average fair value                                2,953           2,526
                                                     --------        --------
    Total average shares outstanding                   49,169          47,468
                                                     --------        --------
                                                     --------        --------
    Per Share Amount                                 $    .20        $    .20
                                                     --------        --------
                                                     --------        --------
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